Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (hereinafter “Agreement”) is made and voluntarily entered into between Dr. Donald G. Payan (“Executive”) and Rigel Pharmaceuticals, Inc., its affiliated companies, subsidiaries, agents, attorneys, successors, assigns, and representatives (hereinafter collectively, the “Company”).  The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, per his resignation letter, Executive’s employment with the Company terminated effective September 15, 2016;

WHEREAS, Executive and Company have agreed to severance terms and conditions identical to those listed in the Amended and Restated Employment Agreement between Executive and Company effective January 1, 2011 (terms and conditions incorporated by this reference);

WHEREAS, Executive is not aware of any work-related injury or illness that has not already been disclosed to the Company;

WHEREAS, Executive represents that Executive has not initiated, and is not aware of, any action in any forum, including any state or federal court or agency, on his behalf that involves the Company;

WHEREAS, in exchange for the separation compensation stated herein, Executive releases the Company from any claims arising from or related to the employment relationship and the termination thereof;

WHEREAS, Executive has agreed to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have, including, but not limited to, any and all claims arising or in any way related to Executive’s employment with, or termination from, the Company;

WHERE AS, Executive also understands that in order to receive severance compensation under this Agreement, Executive must sign and return this Agreement to Dolly Vance, Executive Vice President and General Counsel on or before October 7, 2016 and not revoke the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

1.Company’s Consideration.

a.In consideration for the release of all claims as set forth below and other obligations under this Agreement, and upon Executive’s delivery on or before October 7, 2016 to Dolly Vance, Executive Vice President and General Counsel, of a fully signed original of this Agreement and does not revoke this Agreement as described below, the Company shall, (i) pay Executive a lump sum payment of $1,397,668.15 (one million three hundred ninety seven thousand six hundred sixty eight dollars and fifteen cents; equal to two years of Executive’s current base salary plus 200% of Eligible Bonus (average of last two years bonus percentage [42.5%] times current bonus target of 50%), subject to withholdings and deductions; (ii) accelerate vesting of all outstanding equity awards, (iii) modify the post-termination exercise period of such equity awards until the earlier of (a) the original end of the term of each such award (generally 10 years from the date of grant) or (b) the one (1) year anniversary of the date of the termination of employment (September 15, 2017), and (iv) if Executive timely elects continued health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (together with any applicable state law of similar effect, “COBRA”), the Company shall pay to Executive, beginning on the 45th day following termination an amount equal to the cost for those first 45 days and on the first day of each month thereafter, a fully taxable cash payment, equal to the applicable COBRA premiums (including premiums for Executive and his eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings, for a number of months equal to the lesser of (x) the duration of the period in which Executive and his eligible dependents are enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan that does not impose an applicable preexisting condition exclusion) and (y) eighteen (18) months, which Executive may, but is not obliged to, use toward payment of COBRA coverage.  Such extension of exercise term shall be made no sooner than the seventh day and no later than the twelfth day following the Company’s receipt of a signed copy of this Agreement, provided that Executive does not revoke this Agreement by the means identified below.

b.Executive agrees that the foregoing acceleration of unvested stock options, extension of term to exercise stock options and eligibility for cash bonus, hereinafter called “Severance Benefits”, shall constitute the entire amount of monetary consideration provided to Executive under this Agreement and that Executive will not seek any further compensation for any claimed damages, costs or attorney’s fees in connection with the matters encompassed by this Agreement.

2.Tax Indemnification. Executive acknowledges and agrees that the Company has made no representations or warranties regarding the tax consequences of any amounts paid by the Company pursuant to this Agreement.  Executive agrees to pay all federal or state taxes owed by Executive, if any, which are required by law to be paid with respect to the payments herein.  Executive further agrees to indemnify and hold the Company harmless from any taxes owed by Executive, including interest or penalties owed by Executive, on account of this Agreement.  Executive further agrees to reimburse Company for any attorney’s fees and costs incurred by Company as a result of having to obtain indemnification under this Agreement.

3.Effective Dates. The “Effective Date” of this Agreement is the date it is signed by Executive and not revoked within seven (7) calendar days after signing as described in Paragraph 7, below.  The “Effective Date” of the ADEA is 12:01 a.m. on the eighth (8th) calendar day from the signature date.

4.Consent to Amendment of Incentive Stock Options. Executive holds certain options to purchase common stock of the Company, which were granted pursuant to the Company’s 2000 Equity Incentive Plan and 2011 Equity Incentive Plan (the “Plans”) and, as of September 15, 2016, such options will not be all vested, and the remaining vested options would not be exercisable for a period longer than three (3) months from the date of termination of Executive’s continuous service with the Company (the “Options”).  Certain of the Options are "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)).  Executive’s continuous service with the Company will terminate effective the end of day September 15, 2016 (the “Separation Date”).  With this Agreement, the relevant Stock Option Agreements are amended so that all Options are fully vested on the Effective Date and the exercise period for all of the Options is extended as described in paragraph 1.a (iii) (the “Amendment”).  The Amendment impacts the status of some of the Options that are incentive stock options, as summarized in this Paragraph 4 and the attached Exhibit B.  The Plans permit the Board to amend the terms of the Options, but provides that Executive’s rights and obligations under the Options shall not be impaired by any such amendment unless the Company obtains Executive’s consent and Executive consents to the amendment in writing. Executive acknowledges that because the Amendment adversely impacts the incentive stock option status of many of the Options, the Amendment will not be effective as to the Options unless and until Executive consents to the Amendment, as part of this Agreement. Executive understands that Executive is under no obligation to consent to the Amendment.  Executive acknowledges that she has read this Paragraph 4 and attached Exhibit B and has had sufficient time to review and discuss this matter.  Executive further understands that this Paragraph 4 and Exhibit B are intended as a brief summary of the amendment to the Options and, thus, if there is any inconsistency between the information included in this Paragraph 4 and the Options, the terms of the Options shall govern.  Executive acknowledges that the Amendment shall not override any contrary provision in the terms of the Options, the applicable Plan and option agreement under which the Options were granted that would provide for earlier termination of any Options in connection with a corporate transaction, change in control, or other similar transaction, and that in any event, the Options may not be exercised beyond their original termination date. Executive acknowledges that neither the Company nor its agents have recommended or influenced his decision to consent to the amendment of the Options.  Executive further acknowledges that she has had the opportunity to seek independent advice regarding this matter from his legal counsel and tax advisor and she is not relying on any tax advice from the Company or its agents. After due consideration of the above, by signing and not revoking this Agreement, Executive agrees to the Amendment of all of the Options as described in this Paragraph 4.

5.Payment in Full. Executive acknowledges and agrees that Executive has received all salary, wages, accrued vacation, bonuses, commissions, expense reimbursements, or other such sums due to Executive other than amounts to be paid pursuant to this Agreement.  In light of the payment by the Company of all wages due, the Parties further acknowledge and agree that California Labor Code § 206.5 is not violated by virtue of Executives execution of this Agreement.  That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

6.Release of Claims.  In consideration for the Company’s promises and premium contributions set forth above, executive agrees (except as otherwise indicated in the final paragraph of this Paragraph 6) to forever and fully release and discharge the Company, defined to include its successors, affiliates, subsidiaries, assigns, executives, directors, employees, managers, officers, investors, insurers, and attorneys, from all claims and damages of every kind and nature, known and unknown, which exist or can arise out of Executive’s employment and/or termination of employment with the Company, through and including the date of his signing of this Agreement.  This release includes, but is not limited to, any rights or claims arising under the California Constitution; California statutory and common law (including contract law, employment law and tort law); the California Fair Employment and Housing Act; the California Labor Code; the Age Discrimination in Employment Act (ADEA); Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; federal and state family leave statutes; and any and all other federal, state and local laws, statutes, executive orders, regulations and common law; any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; any and all claims for attorneys’ fees and costs; and any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law.  Executive and the Company agree that this is a compromise settlement of all such claims and therefore, this Agreement does not constitute any admission of liability on the part of the Company.

Executive further agrees and acknowledges that the release provided for in this Section shall apply to all unknown and unanticipated injuries and/or damages (as well as those now disclosed).  Executive acknowledges and understands that Section 1542 of the Civil Code of the State of California provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.

Being aware of Section 1542 of the California Civil Code, Executive by signing this Agreement expressly waives the provisions of Section 1542 of the California Civil Code and any other similar provisions of law that may be applicable.

Notwithstanding the release of claims otherwise provided for in this Section of the Agreement, it is expressly understood that nothing in this Agreement will prevent Executive from filing a charge of discrimination with any state or federal agency, including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission or any of its state or local deferral agencies, or participating in any investigation by the National Labor Relations Board, the Equal Employment Opportunity Commission or any of its state or local deferral agencies, although Executive understands and agrees that by signing this Agreement she waives his right (if any) to any monetary or other recovery should any governmental agency or other third party pursue any claims on Executive’s behalf, either individually, or as part of any class, collective or representative action.  Further, it is expressly understood that nothing in this Agreement shall be construed to be a waiver by Executive of any benefit that vested in any benefit plan prior to his termination date or as a waiver of his right to continue any benefit in accordance with the terms of a benefit plan.  Likewise nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement, including any right that Executive may have under California Labor Code Section 2802 to indemnification of any employee expenses or losses incurred in discharging his duties.  It is also expressly understood that nothing in this Agreement shall in any way prohibit Executive from bringing any complaint, claim or action seeking to challenge the validity of this Agreement and/or bringing any complaint claim or action alleging a breach of this Agreement by the Company.

7.Acknowledgement of Waiver of Claims Under ADEA.  Executive acknowledges waiving and releasing any rights under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges notice by this writing that:

(a)Executive should consult with an attorney prior to executing this Agreement;

(b)Executive has up to twenty-one (21) calendar days within which to consider this Agreement;

(c)Executive has seven (7) calendar days following Executive’s execution of this Agreement to revoke the Agreement;

(d)the ADEA waiver in this Agreement shall not be effective until the seven (7) day revocation period has expired; and

(e)nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law;

(f)Executive understands that, notwithstanding any contrary language in this Agreement, rights or claims that may not be released, waived or compromised by private agreement are not waived, and that nothing in this Agreement prevents him from filing any charges or claims with the EEOC, the NLRB or any other federal agency, or from participating fully in any investigation or matter pending before any state or federal agency.

(g)in order to revoke this Agreement, Executive must deliver to Dolly Vance’s attention at the following address a written revocation before 12:00 a.m. (midnight) p.s.t. on the seventh calendar day following the date Executive signs the Agreement:

Dolly Vance

Executive Vice President and General Counsel

1180 Veterans Boulevard

South San Francisco, CA 94080

Fax: 650-624-1101

8.No Pending or Future Lawsuits. Executive attests that Executive has not filed any lawsuits, administrative complaints or made any other charges, either in Executive’s name or on behalf of any other person or entity, against the Company in any local, state or federal court or with any local, state, federal or administrative agency.  Executive further represents that Executive will not bring any action in the future in which Executive seeks to recover any damages from the Company relating to or arising from Executive’s employment or the termination of Executive’s employment with the Company, other than an action to enforce Executive’s rights under this Agreement.  If any organization (governmental or nongovernmental) brings an action against the Company for any reason, and any money or other benefit is given to Executive as a result of the action, Executive agrees to give the proceeds of said action given to Executive to the Company.

9.Confidentiality. Executive understands that the terms and existence of this Agreement are personal to Executive and that maintaining the confidential nature of this Agreement is a material term of the Agreement.  Executive covenants that Executive has not disclosed and will not disclose the existence or terms of this Agreement to anyone other than Executive’s spouse, registered domestic partner, attorney, and accountant.  It is further provided that any party hereto may make such disclosures as is required by law and as is necessary for legitimate law enforcement or compliance purposes.

10.Liquidated Damages. The Parties acknowledge and agree that the time and expense involved in proving actual damages of the confidentiality agreement set forth in Paragraph 9 render any breach appropriate for liquidated damages.  Accordingly, in lieu of requiring actual proof of damages or losses, the Parties agree that the liquidated damage for any breach of the confidentiality agreement (but not as a penalty), the Executive shall pay the Company the sum of $1,000.  This liquidated damage amount shall be enforceable pursuant to final and binding arbitration as set forth below.  The party seeking liquidated damages shall have the burden of proof by a preponderance of the evidence.  Attorneys’ fees and costs shall be awarded to the prevailing party.  Neither the breach of the confidentiality agreement nor the payment of liquidated damages shall affect the continuing validity or enforceability of this Agreement.

11.Future Employment. While Executive is free to apply for future positions with the Company, Executive understands and agrees that Executive will not receive any special treatment or position in the reapplication process.

12.Non-Disclosure of Confidential and Proprietary Information. Executive specifically acknowledges that Executive’s employment with the Company created a relationship of trust between Executive and the Company with respect to any information of a confidential or secret nature of which Executive became aware during the period of his employment and which (i) relates to the business of the Company, or to the business of any customer or supplier of the Company; or (ii) is processed by the Company and has been created, discovered, or developed by, or has otherwise become known to the Company that has commercial value to the business in which the Company is engaged.  All said information is herein called “Proprietary Information.”  By way of illustration, and not in limitation, proprietary information includes trade secrets, patents, patent applications, inventions, processes, computer programs, data, know how, strategies, forecasts, customer lists, pricing, policies, operational procedures, staffing, billing, and collection practices, contract provisions, philosophies or other intellectual property rights of the Company.  At all times Executive will keep in confidence and trust all such proprietary information and will not use or disclose any such Proprietary Information or anything relating to it without the written consent of the Company.  Executive hereby agrees that all Proprietary Information shall be the sole and exclusive property of the Company and its assigns.  Executive further acknowledges and agrees that Executive’s Proprietary Information and Inventions Agreement with the Company remains in full force and effect and is unaffected by this Agreement.

13.Return of Company Property. Within five (5) days of Executive’s signing this agreement, Executive will deliver to the Company all property, documents, data, and proprietary information of any nature pertaining to the Company or its affiliated companies.  Executive also affirms that Executive has not taken from the Company or its affiliated companies any documents or data of any description or any reproduction containing or pertaining to any Proprietary Information nor has Executive utilized nor will Executive utilize Proprietary Information outside of Executive’s duties as an Executive of the Company.

14.Non-Disparagement. Executive agrees to refrain from communicating any disparaging, derogatory, libelous, or scandalous statements to any third party regarding the Company, including its employees.  Executive further agrees to refrain from tortious interference with the contracts and relationships of the Company.  Executive further agrees that Executive shall not act, in any way, as an agent of the Company, or state or imply that Executive has any authority to bind the Company.

15. No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of the rights of Executive or any person, or of the violation of any order, law, statute, duty, or contract whatsoever against Executive or any person.  The Company specifically disclaims any liability to Executive or any other person for any alleged violation of the rights of Executive or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its employees or agents or related companies or their employees or agents.

16.No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  The Parties hereto further represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the Parties or by any of the Parties' agents, attorneys, or representatives with regard to the subject matter, basis, or effect of the Agreement or otherwise, other than those specifically stated in this written Agreement.

17.Final and Binding. This Agreement shall be binding upon the Parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.  Executive expressly warrants that such Executive has not transferred to any person or entity any rights, causes of action, or claims released in the Agreement.

18.Severability. Should any provision of this Agreement be found by a court of competent jurisdiction or an arbitrator to be illegal, invalid, unenforceable or void, that provision shall be considered severable and the remaining provisions shall remain in full force and effect without said provision.

19.Entire Agreement. With the exception of any agreement with the Company pertaining to proprietary, trade secret, or other confidential information, which shall remain in full force and effect, this Agreement sets forth the entire agreement and understanding between the Parties hereto concerning the subject matter of this Agreement and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof.

20.Plain Meaning. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto.

21.Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to the State of California’s conflict of law principles.

22.No Knowledge of Wrongdoing.  Executive represents that Executive has no knowledge of any wrongdoing involving a federal or state governmental agency, or any other wrongdoing that involves Executive or other present or former Company employees.

23.Costs.  The Parties shall each bear their own attorneys’ fees and other fees incurred in connection with this Agreement.

24.Arbitration. The Parties agree that any dispute regarding any aspect of this Agreement, including the confidentiality provisions, shall be submitted exclusively to final and binding arbitration before a mutually agreed upon arbitrator in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1, et seq.  In the event the FAA does not apply for any reason, then the arbitration will proceed pursuant to the California Arbitration Act, California Code of Civil Procedure §§ 1280, et seq.  The arbitrator shall be empowered to award any appropriate relief, including remedies at law, in equity or injunctive relief.  Arbitration proceedings shall be held in San Francisco, California or at any other location mutually agreed upon by the Parties.  The Parties agree that this arbitration shall be the exclusive means of resolving any dispute under this Agreement and that no other action will be brought by them in any court or other forum.  If the Parties cannot agree on an arbitrator, then an arbitrator will be selected using the alternate striking method from a list of five (5) neutral arbitrators provided by JAMS (Judicial Arbitration & Mediation Services).  Executive will have the option of making the first strike.  Each Party will pay the fees for their own counsel, subject to any remedies to which that party may later be entitled under applicable law.  However, in all cases where required by applicable law, the Company will pay the arbitrator’s fees and the arbitration costs.  If under applicable law the Company is not required to pay the arbitrator’s fees and the arbitration costs, then such fees and costs will be apportioned equally between each set of adverse parties.

25.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all that may claim through it, to the terms and conditions of this Agreement.  Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf, and on behalf of all others, to bind them to the terms and conditions of this Agreement.  Each party warrants and represents that there are no liens or claims of lien, or assignments in law or equity or otherwise, of or against any of the claims or causes of action released herein.

26.No Waiver.  The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

27.No Oral Modification.  Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.  No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

28.Attorneys’ Fees.  In the event that either Party brings an action to enforce or affect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, and court fees, plus reasonable attorneys’ fees, incurred in connection with such an action, provided that such recovery is consistent with applicable law.

29.Counterparts. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original.  Photographic copies of such signed counterparts may be used in lieu of the original for any purpose.

30.Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)they have read this Agreement;

(b)they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)they understand the terms and consequences of this Agreement and of the releases it contains; and

(d)they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:	September 15, 2016	/s/ Donald G. Payan
Donald G. Payan, M.D.:

For Rigel Pharmaceuticals, Inc.

Dated:	September 15, 2016	/s/ Dolly Vance
Title: General Counsel, EVP, Corp. Affairs